Exhibit 10.1

City of Buenos Aires, January 18, 2017

Mr.

Guillermo P. Reca

Delivered by hand

Ref.: Offer AC No. 001/2017

Dear Sir:

CENTRAL PUERTO S.A., a corporation legally established and existing under the laws of the Argentine Republic, with address at Avda. Tomás A. Edison 2701 (hereinafter, “CEPU”) writes to Mr. Guillermo P. Reca (hereinafter, “Class B Shareholder”, and together with CEPU known as the “Parties”, or each of them individually, a “Party”), with the purpose of irrevocably offering to enter into a shareholder agreement in connection with the interest of the Parties in the corporate stock of CP RENOVABLES S.A. (the “Corporation”), under the terms and conditions and as detailed in Exhibit I hereto (the “Offer,” and once accepted as per the terms below, the “Shareholder Agreement”).

The Offer is irrevocable and shall be effective as from receipt thereof by Class B Shareholder and shall remain valid for five (5) business days. This Offer shall be considered validly accepted by Class B Shareholder only if, within the term stated, Class B Shareholder sends a letter to CEPU informing his acceptance.

After acceptance by Class B Shareholder, in the form established above, the Shareholder Agreement shall be, together with the bylaws of the Corporation, the only agreements between Class B Shareholder and CEPU regarding the matters included by it and shall supersede any other prior oral or written agreements between Class B Shareholder and CEPU. The application of section 982 and related sections of the Civil and Commercial Code is expressly excluded with regard to partial agreements, and as a result there shall be no agreement until the acceptance of the terms mentioned.

The Offer shall be governed by, and interpreted in accordance with, the laws of the Argentine Republic, and any conflicts resulting from its interpretation and/or performance shall be decided in accordance with the provisions of Exhibit I.

Sincerely,

CENTRAL PUERTO S.A.

EXHIBIT A

TERMS AND CONDITIONS

WHEREAS

A.	Central Puerto S.A. (“CEPU”) and Guillermo Pablo Reca (“Class B Shareholder” and together with CEPU known as the “Parties,” or each of them individually as a “Party”) have decided to create a corporation known as CP Renovables S.A. (the “Corporation”).

B.	As an essential condition for the creation and operation of the Corporation, the Parties have agreed that they would regulate in the bylaws of the Corporation and/or in a separate agreement, the provision of Shares (as defined below) and the governance, administration, and control of the Corporation and its Affiliates (as defined below).

C.	In the Special Meeting held on April 28, 2016 the Parties, as shareholders of the Corporation, have decided, inter alia, (i) to create ordinary, registered, non-endorseable, with five votes each, Class “A” shares (“Class A Shares”), ordinary, registered, non-endorseable, with five votes each, Class “B” shares (“Class B Shares”) and ordinary, registered, non-endorseable, with one vote each, Class “C” shares, (ii) to covert all of the Corporation’s shares into Class A and Class B Shares; and (iii) to amend sections 13 and 23 of the corporate bylaws.

D.	The entire interest of Class B Shareholder in the Corporation has been converted into Class B Shares.

E.	Based on the amendment of the bylaws detailed under C.(iii) above, Class B Shareholders have to choose (i) one (1) regular member and up to one (1) alternate member of the Board of Directors of the Corporation (the “Class B Director”), and (ii) one (1) regular member and up to one (1) alternate member of the Corporation’s auditing committee.

F.	Certain provisions regarding the disposal of shares of the Corporation and the governance, administration, and control of the Corporation were not included in the amendments of the bylaws as the Parties still were negotiating its terms and conditions.

G.	The Parties intend to establish in writing the remaining terms and conditions they considered for the purposes of investing in the Corporation.

THEREFORE, after the Offer has been accepted under the terms detailed above, the Shareholder Agreement shall be governed by the following terms and conditions:

FIRST PART

INTERPRETATION AND DEFINITIONS

Section 1.1. When capitalized terms are used in this contract, such terms shall have the meaning assigned to them herein except as otherwise noted, that the context so requires, that such capitalization is due to the fact that the term starts a sentence, or that the term is a proper name.

Section 1.2. For the purposes of this contract, and unless otherwise noted or the context so requires: (i) the terms defined herein include plural and singular forms; (ii) the terms “herein”, “with regards to this contract”, “by virtue of this contract” and similar terms refer to the Shareholder Agreement as a whole and not to a section or any other specific subdivision thereof; (iii)

any reference to a section in particular shall be to the pertaining section in the Shareholder Agreement; (iv) the terms defined herein shall have the meanings assigned to them herein when used in any another document delivered in accordance with this instrument, unless otherwise specified; (v) the terms “inclusive”, “including” and similar terms shall mean “including without limitation,” unless otherwise noted; (vi) any references to any person includes that person’s successors and permitted assigns, and the term “Class B Shareholder” shall also include any new “Class B Shareholders”; and (vii) the titles of the sections and divisions hereof shall only be for reference purposes and in no way shall affect the meaning and/or interpretation of the provisions hereof.

Section 1.3. The following terms and expressions, when used in this Shareholder Agreement, shall have the meanings assigned to them below:

“Shares” means any and all shares of the Corporation and of the Corporation’s subsidiaries in which the Parties have an interest. The term “Shares” also includes any stock of corporate capital, of any type or class, which the Parties may acquire or receive, directly or indirectly, by any means or reason, and would therefore be included within the scope of the Shareholder Agreement. The following scenarios of acquisition of shares of the Corporation are listed, without limitation:

(i)	reserve capitalizations, accumulated results, loans and contributions on account of future subscriptions; payment of dividends with shares;

(ii)	subscriptions due to capital increase;

(iii)	conversion of corporate bonds, bonds, debentures, or any other equivalent business document; and/or

(iv)	acquisition based on purchase options.

“Necessary Actions” means, with respect to an intended result, any actions (to the extent such actions are permitted under any applicable regulations) reasonably necessary to produce such result, which may include, without limitation, (i) voting or giving consent or proxy in writing regarding voting Shares to allow for the adoption of resolutions by shareholders at a meeting; (ii) having the members of the Board of Directors (to the extent such members have been nominated or appointed by the Party obliged to take the Necessary Action) act in a certain way; (iii) entering into and executing agreements and instruments, and (iv) making any governmental, regulatory, or administrative filings which are necessary to attain such result.

“Affiliate” means any Controlled Entity by the owners or Entity with respect to which such nature is determined.

“Special Matters” means any of the following matters with respect to the Corporation or any Affiliate of the Corporaiton (except as otherwise expressly established):

(i)	amendment to the Bylaws;

(ii)	the creation or disposal of any Affiliate or the shares of any Affiliate;

(iii)	redemption, reimbursement, and amortization of shares, issue or redemption of securities convertible into shares, modification of share, corporate bond, or securities convertible into shares issue conditions;

(iv)	suspension or limitation of the right of first refusal;

(v)	acceptance of revocable or irrevocable contributions on account of any future capital increases, whether made by shareholders or a third party;

(vi)	merger, transformation, brake-up, initial public offering, or capital opening transactions;

(vii)	sale or disposal of all or a substantial part of the business or the assets;

(viii)	purchase of shares, interests, or parts of any other corporation;

(ix)	posting of bonds, guarantees, or securities over property to third parties;

(x)	distribution of dividends, and dividend policy;

(xi)	transactions with related parties;

(xii)	liquidation, dissolution, filing for reorganization, and any other procedure involving debt or asset restructuring;

(xiii)	appointment and removal of internal and external auditors of the Corporation.

In the Event Class B Shareholder exercises the right to introduce Special Matters under Section 6.4., the following cases with regard to the Corporation or any Affiliate of the Corporation (except as otherwise expressly established) shall also be considered “Special Matters”:

(i)	transactions or contracts involving an amount in excess of $100,000 or which are outside the ordinary course of business;

(ii)	approval of the annual budget;

(iii)	debt transactions involving an amount in excess of $500,000;

(iv)	accounting and tax policies and practices;

(v)	settlements or filing of legal actions, in both cases in excess of $250,000;

(vi)	creation or issue of shares or issue of convertible or non-convertible corporate bonds and share options;

(vii)	capital increases and determination of issue prime; and

(viii)	appointment and removal of the general manager.

“Control” means the power to, directly or indirectly, by owning the corporate capital, by virtue of a contract or otherwise, appoint most of the members of the board of directors of any such Entity, or otherwise direct and decide that the management or policies of such Entity are directed. The term “Controlled Entity” has a correlative meaning.

“Dollars” or “$” means the legal currency of the United States of America.

“BOA” means Business Organizations Act, Law No. 19550 and any amendments thereto.

“Individual” or “Entity” means any individual or legal entity, association, corporation, not-for-profit organization, foundation, consortium, trust, joint venture, investment fund, governmental entity, or any other kind of organization or entity in any jurisdiction.

“Pesos” means the legal currency of the Argentine Republic.

“Transfer” means any sale, pledge, donation, or any other act of transfer or disposal over any of the Shares or any financial and voting rights arising therefrom.

SECOND PART

PURPOSE AND EFFECTIVE TERM. BYLAWS

Section 2.1. The Parties enter into the Shareholder Agreement with the purpose of regulating their relations as shareholders in the Corporation. Each of the Parties undertakes to act in good faith and to do any necessary acts as shareholders of the Corporation so that the Corporation and the Directors appointed by them fully observe this Shareholder Agreement.

Section 2.2. This Shareholder Agreement shall enter into force at the date when the Offer is accepted by Class B Shareholder and shall remain valid during the term of the Corporation.

Section 2.3. In the event of conflict between the Shareholder Agreement and the bylaws of the Corporation, the terms of the Shareholder Agreement shall prevail.

Section 2.4. With respect to Special Matters, such matter shall not be performed by the Corporation or the Corporation’s Affiliates without prior adoption of a decision regarding the provisions of the Third and Fourth Parts below, as appropriate.

Section 2.5. This Shareholder Agreement includes any and all Class A and Class B Shares. Class A and Class B Shares issued after the date on the Shareholder Agreement shall be automatically subject to such instrument without the need to enter into any additional agreement or contract.

Section 2.6. In the event a Party purchases Shares of a class different than the class of shares that such Party already holds, any such Shares shall become Shares of the class which the purchaser already held.

Section 2.7. Any decisions to be adopted by each Party or class of Shares shall be subject to the terms of the BOA for class meetings, except that all the shareholders of the class agree otherwise.

THIRD PART

MANAGEMENT OF THE CORPORATION

Section 3.1. Quorum and majorities in the meetings of the Board of Directors shall be governed by the BOA, except with respect to decisions relative to Special Matters, for which approval the affirmative vote of at least one (1) Class B Director shall be required.

Section 3.2. If during the meetings of the Board of Directors any Special Matter is transacted with respect to which there is no approval by at least one (1) Class B Director, the decision shall not be considered validly adopted, and the Parties shall take any Necessary Actions so that the Corporation refrains from doing so, until the Parties come to an understanding.

Section 3.3. The Parties agree that both in the Corporation and in any of their Affiliates, the Class B Shareholder shall be entitled to appoint at least one (1) regular member and one (1) alternate member for the Board of Directors. In that event, any decisions or resolutions by the Board of Directors of the Affiliates of the Corporation regarding Special Matters, to be validly adopted, shall require the favorable vote of the Director which would have been appointed by Class B Shares.

Section 3.4. If the Class B Shareholder has not appointed any director in the Affiliates of the Corporation, Special Matters relative to such Affiliate shall not be adopted or performed by such Affiliate unless they have been previously transacted by the Board of Directors of the Corporation and the decision has been adopted pursuant to Section 3.1 or another mechanism which is satisfactory for Class B Shareholder has been adopted guaranteeing that the decision shall not be taken without such Class B Shareholder’s consent.

FOURTH PART

GOVERNANCE OF THE CORPORATION

Section 4.1. Save for Special Matters, the quorum and majorities in Annual General Meetings and Special Meetings shall conform to the provisions of sections 243 and 244, BOA. Any decisions or resolutions taken by shareholders at a meeting of the Corporation or an Affiliate which relate to Special Matters shall require the affirmative vote of the Class B Shareholder for their approval.

Section 4.2. The Parties agree to take any Necessary Actions so that the Corporation refrains from executing any Special Matters which Class B Shareholder has not approved of.

Section 4.3. When any of the Special Matters has to be discussed or decided at an Annual General or Special Meeting regarding any of the Coporation’s Affiliates, the Parties undertake to previously discuss such matters within the Board of Directors of the Corporation o to agree on any other mechanism which may be satisfactory for the Class B Director, to the extent it guarantees that the matters shall not be approved without such Director’s consent.

FIFTH PART

TRANSFERS

Section 5.1. The Parties shall not make any Transfer of their Shares, except for:

(i)	a Transfer by any Class B shareholder to (w) any Class B shareholder; (x) any of its Affiliates; (y) their spouse, ancestors, descendants, or next of kin to the fourth degree; and (z) any Affiliate of the persons mentioned under item (y) above; and the assignee, before such Transfer, shall accept in writing to be subject to the obligations contained in this Shareholder Agreement to the same extent of the assigning shareholder;

(ii)	a Transfer to a Proposed Assignee (as this term is defined below) or to a Non-Assigning Shareholder (as this term is defined below) pursuant to the provisions of section 5.3 and following sections; before any such Transfer, the assignee shall accept in writing to be bound by any obligations contained in this Shareholder Agreement in the same way and to the same extent as the assigning shareholder ((i) and (ii) together, the “Permitted Transfers”).

Section 5.2. Any securities representing Shares and the Corporation’s Share Record Book shall include the following caption:

“THE TRANSFER OF ANY SHARES REPRESENTED BY THIS TITLE IS SUBJECT TO LIMITATIONS PURSUANT TO THE CORPORATION’S SHAREHOLDER AGREEMENT DATED JANUARY 18, 2017. NO SALE, PLEDGE, TRANSFER OR ANY OTHER DISPOSAL OF THE SHARES REPRESENTED BY THIS TITLE MAY BE MADE EXCEPT AS ESTABLISHED UNDER SUCH AGREEMENT.”

Section 5.3. Except for any Permitted Transfers mentioned under Section 5.1.(i), if a Party (the “Assigning Shareholder”) receives, whether or not that Party has so requested, a good-faith written offer by a third party (the “Proposed Assign”), to purchase the Shares (the “Shares to be Transferred”), the Assigning Shareholder, if willing to accept the offer made by the Proposed Assign, shall first give notice in writing to the other Party (the “Non-Assigning Shareholder”) regarding the substantial terms and conditions of the proposed transaction. Such notice shall at least include (i) the date for the proposed transaction, (ii) the price expected to be received for the Shares to be Transferred and payment terms (including, without limitation, the currency in which the transaction shall be paid), (iii) the identity of the Proposed Assign, with express statement of such Assign’s address and legal representatives in the event such Assign is a legal entity, and (iv) any other terms and conditions of the Transfer, together with a copy of the offer by the Proposed Assign and any other Transfer documents available (the “Offer Notice”). Such Offer Notice shall be an irrevocable offer by the Assigning Shareholder to sell to the Non-Assigning Shareholder all, and no less than all, Shares to be Transferred, at the price and under the terms established in the Offer Notice. If the offer made by the Proposed Assign is not irrevocable and binding, the Assigning Shareholder shall reject the offer, without activating the procedure under this section 5.3. The offer of the Proposed Assign may only be a purchase and sale for a monetary price.

Section 5.4. The Non-Assigning Shareholder may accept the offer of the Assigning Shareholder identified in the Offer Notice, which shall entail that such Shareholder accepts to acquire all (and no less) Shares to be transferred, by giving notice in writing of such acceptance to the Assigning Shareholder within sixty (60) working days after the Offer Notice has been received. In such event, the transfer shall be made within ninety (90) working days as from expiration of the 60-working-day term previously stated.

Section 5.5. If the Non-Assigning Shareholder expressly decided not to purchase the Shares to be transferred or if that decision is omitted for sixty (60) working days as established in Section 5.4 above, the Assigning Shareholder shall be free to transfer the Shares to be Transferred to the Proposed Assign, provided that: (i) such Transfer be made to the Proposed Assign and is only made in accordance with the terms described in the Offer Notice; (ii) such Transfer is completed within two hundred seventy (270) calendar days after expiration of the term under Section 5.4., and (iii) the Proposed Assign may, before any such Transfer, accept in writing to be subject to the obligations contained in this Shareholder Agreement in the same way and to the same extent in which the Assigning Shareholder was subject. If these conditions cannot be met, the Assigning Shareholder shall refrain from completing the Transfer to the Proposed Assign, and any limitations to the Transfer and the Follow-Up Right (as defined below) contained in this Shareholder Agreement shall be applicable to the Assigning Shareholder again.

Section 5.6. Without prejudice to the provisions under sections 5.3., 5.4. and 5.5., in the event Class B Shareholder (or any of the shareholders of such class) receives an Offer Notice and decides not to exercise the right of first refusal established under section 5.3., such Shareholder shall have the right, but not the obligation, to sell all of its Shares (the “Follow-Up Right”). In such cases, Shares shall be sold in the conditions specified in the Offer Notice, including payment of the same price per share as offered by the third party. It is hereby expressly clarified that if there is more than one Class B Shareholder, the Follow-Up Right pertains to each of them for the total of their share interest, and it is not necessary that all Class B Shareholders participate.

Section 5.7. With the purpose of exercising the Follow-Up Right, the Class B Shareholder shall so notify CEPU within sixty (60) working days after receiving the pertaining Offer Notice (the “Follow-Up Notice”). Not sending the Follow-Up Notice within such term shall be considered a waiver of the Follow-Up Right with regards to the specific Transfer described in the Offer Notice, without affecting the validity of the Follow-Up Right for other Transfers.

Section 5.8. Once the Follow-Up Notice is sent in the form and term established, CEPU shall have the right to Transfer the Shares to be Transferred if, and only if, at the same time the Proposed Assign acquired the Shares from Class B Shareholder which are stated in the Follow-Up Notice, in the terms, conditions and price per share as established in the Offer Notice. In the event such Proposed Assign does not intend to purchase the Shares of the Class B Shareholder who exercised the Follow-Up Right, then CEPU shall not make the pertaining Transfer.

Section 5.9. If in the future a Party is made up by more than one shareholder, due to Transfers or new subscription of Shares, and one of such shareholders were to Transfer their shares as per the procedure stated under Section 5.3., the remaining shareholders who are part of that Party shall have a right of first refusal, as well as the residual preemptive right regarding the Shares which are not to be purchased by the remaining members of such Party.

Section 5.10. If when Class B Shares are transferred guarantees granted by CEPU are in effect so as to secure the discharge of the obligations of the Corporation and/or its Affiliates relative to the construction stage of the pertaining renewable electric energy generating plant, the purchaser shall guarantee a percentage representing the corporate capital of the Corporation relative to the Shares which would have been purchased.

SIXTH PART

CHANGE OF CONTROL

Section 6.1. If any Individual or Entity acquired the Control of CEPU, or any Individual or Entity has to promote a compulsory public offering to acquire the interests of CEPU pursuant to the applicable regulations (the “Control Acquisition”), Class B Shareholder shall have the right, but not the obligation, to purchase all (but not less) Shares owned by CEPU (the “Purchase Option”). CEPU shall give notice to Class B Shareholder of any cases as described above within three (3) calendar days since CEPU has become aware thereof (the “Purchase Option Notice”).

Section 6.2. Class B Shareholder shall have sixty (60) working days to inform CEPU of its intent to exercise the Purchase Option (the “Exercise Notice”).

Section 6.3. If the Exercise Notice has been exercised, the transfer of CEPU’s Shares shall be made within ninety (90) working days as from the expiration of the term mentioned above.

Section 6.4. The price of the Shares shall be the average of valuations made by Colombus Merchant Banking and Bach Capital. If CEPU does not agree with the appointment of these firms, CEPU shall notify so to the Class B Shareholder at the first opportunity it has when exercising the Purchase Option, and in such case the valuation shall be made by Banco de Galicia y Buenos Aires S.A. But if the Control Acquisition is made before the date of commercial authorization granted by CAMMESA for the La Castellana wind farm, the price of Shares shall be equal to the capital amount contributed by CEPU to the Corporation, without any need for valuation. The price, as determined in this section, is known as the “Option Price”.

Section 6.5. If there is a Control Acquisition, in addition to the Purchase Option, Class B Shareholder shall have the right to incorporate the additional cases stated in the definition of the term as “Special Matters.” Such incorporation shall be effective as from the date when the Class B Shareholder notifies CEPU that it shall exercise such right. In that case, all the terms and conditions of this Shareholder Agreement applicable to any other Special Matters shall apply to such Special Matters.

Section 6.6. Also, if there is a Control Acquisition, Class B Shareholder shall have the right to transfer to CEPU all or part of its Shares at the Option Price or at the proportional price considering the Corporation in the Control Acquisition, whichever is higher. The same terms established for the delivery of the Exercise Notice and the transfer of the shares stated before shall be applicable.

SEVENTH PART

MISCELLANEA

Section 7.1. In the event that any of the provisions of this Shareholder Agreement were found to be illegal, void or unenforceable by any court with competent jurisdiction, the remaining provisions shall not be affected and shall continue to be in full force and effect. The Parties shall make any efforts to replace any provision which has been found to be illegal, void or unenforceable with a different provision being as similar as possible to and of the same nature as the other provision, but legally enforceable.

Section 7.2. This Shareholder Agreement may not be amended or modified, and compliance with any of its terms and conditions or obligations may not be waived, except if this was done by a valid document duly signed by the Parties or, in the event of waiver, by a waiver of enforcement by the applicable Party.

Section 7.3. This Shareholder Agreement shall be interpreted and governed by the laws of the Argentine Republic.

Section 7.4. None of the Parties may assign this Shareholder Agreement, in full or in part, or the rights or duties resulting herefrom, without prior written consent by the other Party, except for Permitted Transfers and the provisions of Section 7.6.

Section 7.5. Any of the rights resulting from this Shareholder Agreement may be waived in writing by its holder at any time. Failure by any of the Parties to enforce any of its rights or delay in doing so shall not be deemed to be a waiver of such provision or the right of the Party to enforce the right afterwards, except that this Shareholder Agreement expressly stated otherwise or set a term for the enforcement of a right. The individual or partial enforcement of any of the rights under this Shareholder Agreement shall not prevent their later or complete enforcement. No waiver of any breach at a time shall be deemed to be a waiver of any subsequent breach.

Section 7.6. The transfer of Shares by reason of death to forced heirs shall not entail a Transfer for the purposes of this Shareholder Agreement and, therefore, shall not be subject to the restrictions provided for under the Fifth Part.

Section 7.7. For any legal purposes resulting from this Shareholder Agreement, the Parties establish their domiciles, for any notice, service of process, claim and summons to any of the Parties to be deemed valid, until such domiciles are replaced with a different domicile within the Argentine Republic by notice through a reliable means to the other Parties.

(i)	CEPU:

Av. Thomas Edison 2701

Ciudad Autónoma de Buenos Aires

At.: Leonardo Marinaro

(ii)	Class B Shareholder:

Av. Thomas Edison 2701

Ciudad Autónoma de Buenos Aires

At. Guillermo Reca

Section 7.8. Should any dispute, difference, or conflict arise regarding the interpretation or performance of this Shareholder Agreement (a “Legal Conflict”), the Parties may submit such Legal Conflict to the decision of the Permanent Arbitration Tribunal of the Buenos Aires Stock Exchange, with express submission to any such arbitration rules of such body regarding arbitration and law court as may be in force on the date of filing of the claim. Both Parties hereby waive, to the greater extent permitted by law, the right to appeal or challenge the arbitral award at any court, or to claim that the action, trial or proceeding be heard by an inconvenient court or that the jurisdiction of the action, trial or proceeding is not appropriate. Nevertheless, the Party prevailing in the Legal Conflict may demand compliance with the arbitral award before a court. Furthermore, if essential to protect their rights, the Parties may file legal actions for the purpose of challenging resolutions of the Corporation’s Board of Directors or Shareholders’ Meeting, may seek precautionary measures or apply any other similar judicial procedure. This shall not release the Parties from following the procedure established in this Section for dispute resolution, and the resolution thereof shall be final for the Parties, regardless any judicial decision rendered in the above-mentioned cases.